KEY EMPLOYEE RETENTION AGREEMENT
This Key Employee Retention Agreement (the "Agreement") is effective as of January 1, 2013 (the "Effective Date"), by and between David Ball (the "Employee"), and Kinetic Concepts, Inc. (the "Company") (together the "Parties").
RECITALS
WHEREAS, the Employee is presently employed by the Company or one of its subsidiaries as Senior Vice President, Operations and has significant strategic and management responsibilities necessary to the continued successful operation of the Company's business;
WHEREAS, the Board of Directors of the Company’s parent (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee; and
WHEREAS, the Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee's termination of employment under the circumstances described herein that provide the Employee with the financial incentive and encouragement necessary to remain with the Company on a long-term basis.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:
1.Term of Agreement. The Company and the Employee agree that this Agreement will be in effect from the Effective Date until the termination of the Employee's employment with the Company.
2.At-Will Employment. While this Agreement is in effect, the Employee's employment with the Company shall continue to be at-will and, as such, may be terminated by the Employee or the Company at any time, for any reason and with or without advance notice, subject to the Company's severance obligations set forth herein.
3.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)Accrued Obligations. “Accrued Obligations” means the (i) any base salary earned, but not yet paid, prior to the effective date of termination of employment, (ii) any annual bonus that was determined, but not yet paid, prior to the effective date of such termination, (iii) reimbursement for any unreimbursed business expenses properly incurred by the Employee in accordance with Employer policy prior to the date of Employee’s termination; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Employer within 90 days following the date of Employee’s termination of employment, and (iv) any amounts or benefits that are vested amounts or vested benefits or that the Employee is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the date of termination, in accordance with such plan, program, policy, or practice.
(b)Affiliate. "Affiliate" means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(c)Cause. "Cause" means conduct involving one or more of the following: (i) the substantial and continuing failure of the Employee to render services to the Company in accordance with the Employee's obligations and position with the Company, other than due to Disability; provided that the Company provides the Employee with adequate notice of such failure and, if such failure is capable of cure, the Employee fails to cure such failure within 30 days of the notice; (ii) dishonesty causing financial or reputation harm to the Company, gross negligence, or breach of fiduciary duty; (iii) the Employee's indictment of, conviction of, or no contest plea to, any felony, or an act of theft, fraud or embezzlement; or (iv) a material breach of the terms of an agreement between the Employee and the Company or a material breach of any Company policy. The Employee's employment with the Company shall be deemed to have terminated for Cause if, within 12 months after the Employee's employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause; in which case, the Employee may be required to repay to the Company any severance benefits to which he or she would not have been entitled upon a termination for Cause.
(d)Change in Control. “Change in Control” has the meaning set forth in the Amended and Restated Limited Partnership Agreement of Chiron Guernsey Holdings L.P. Inc.
(e)Company. "Company" means Kinetic Concepts, Inc. and any Subsidiary or Affiliate of the Company.
(f)Disability. "Disability" means a condition entitling the Participant to receive benefits under a long-term disability plan of the Company, or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which the Employee was employed or served when such disability commenced.
(g)Good Reason. "Good Reason" means, in order to be a Qualifying Termination, one or more of the following, without the Employee's written consent: (i) the material reduction of the Employee's duties and/or responsibilities, which is not cured within 30 days after the Employee provides written notice to the Company; provided, however, it shall not be considered Good Reason if, upon or following a Change in Control, the Employee's duties and responsibilities remain the same as those prior to the Change in Control but the Employee's title and/or reporting relationship is changed; (ii) the material reduction of the Employee's base compensation (which is not cured within 30 days after the Employee provides written notice), other than across-the-board decreases in base compensation applicable to similarly situated, “Key Employees” of the Company; or (iii) the relocation of the Employee to a business location in excess of fifty (50) miles from the location of the Employee's employment with the Company on the Effective Date (which is not cured within 30 days after the Employee provides written notice). To be considered a resignation from employment on account of Good Reason, the Employee must: (i) provide written notice to the Company (stating that Employee believes one or more of the Good Reason conditions described above exists) within 30 days from the date the Employee becomes aware of the initial existence of such condition, upon the notice of which the Company shall be provided a period of 30 days during which it may remedy the condition, and (ii) resign within 30 days of the Company's failure to cure such condition.
(h)Qualifying Termination. A "Qualifying Termination" means the Employee's (i) termination of employment by the Company without Cause (other than on account of Disability); or (ii) the Employee's resignation from employment with the Company for Good Reason.
(i)Subsidiary. "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

4.Severance Benefits Upon a Qualifying Termination. If the Employee experiences a Qualifying Termination, then the Employee shall be entitled to receive the following severance benefits, which shall be in addition to the Accrued Obligations: (i) a severance payment in the amount of the Employee's annual base salary plus annual target bonus, payable as a lump sum payment within five business days of the date of the Qualifying Termination, subject to Section 6(a) below; and (ii) if the Employee timely elects COBRA health insurance continuation coverage at the same, or a lower, level of coverage as the Employee had elected prior to his or her Qualifying Termination, the Company shall reimburse the Employee for the full COBRA premium payment made by the Employee, until the earliest of: (A) 12 months following the Separation Date, (B) the date the Employee fails to make timely payment of COBRA premiums and/or terminates his or her election of COBRA coverage, and (C) the date the Employee becomes eligible for comparable health insurance coverage (as an employee or otherwise), that does not contain any exclusion or limitation with respect to any preexisting condition of the Employee or a covered family member. The Employee acknowledges that the Company's reimbursement to the Employee of the full COBRA premium payment made by the Employee will be taxable income to the Employee.
5.Termination of Employee's Employment Other than a Qualifying Termination
(a)Termination on Account of Employee's Disability or Death. If the Company terminates the Employee's employment as a result of the Employee's Disability or due to the death of the Employee, then the Employee shall not be entitled to receive any severance benefits and shall only be entitled to receive the Accrued Obligations; provided, however, that this provision shall not have any effect upon any rights the Employee or the Employee's estate may have under the terms of any Company short- or long-term disability policy or life insurance policy.
(b)Termination for Cause or Resignation without Good Reason. If the Employee is terminated for Cause or resigns from employment without Good Reason, then the Employee shall not be entitled to receive any severance benefits and shall only be entitled to receive the Accrued Obligations.
6.Conditions to Severance Benefits.
(a)No severance benefits shall be provided under Section 4 above unless and until the Employee, in consideration of such benefits has executed, returned, and not revoked, during any revocation period required by applicable law, a Separation and Release Agreement in substantially the form attached hereto as Exhibit A (the "Release"), which Release the Company shall deliver to the Employee within five business days of the date of the Qualifying Termination.
(b)The Employee acknowledges and agrees that he or she is not entitled to any severance, change in control or any other payments or benefits provided under the terms of the Company’s Severance Pay Plan, as amended, or any offer letter, agreement or memoranda, or similar agreement, plan or arrangement, whether written or oral, relating or referring to employment, severance, or any benefits or payment the Employee may receive upon termination of employment for any reason, other than the Company's stock incentive plans or qualified or non-qualified retirement benefit plans that provide for specific benefits.
(c)All payment of severance benefits under this Agreement are intended to be exempt from, but in the alternative shall comply with, Code Section 409A.
(d)All cash and cash equivalent bonus and incentive compensation paid to the Employee is subject to the Company's Compensation Adjustment Policy, which is hereby incorporated by reference. This Section 6(d) shall survive the termination of the Employee's employment with the Company.
7.Successors.
(a)Company's Successors. Any successor (or parent thereof) to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company's business and/or assets shall be legally bound by this Agreement and shall assume and agree to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor (or parent thereof) to the Company's business and/or assets.
(b)Employee's Successors. All rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, as described in Section 5(a). The Employee shall have no right to assign any of his or her obligations or duties under this Agreement to any other person or entity.
8.Notice.
(a)General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address that the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to 12930 IH 10 West, San Antonio, Texas 78249, and all notices shall be directed to the attention the General Counsel.
(b)Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason shall be communicated by a written notice of termination to the other Party hereto. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.
9.Arbitration. All disputes relating to or arising out of this Agreement or otherwise in connection with the Employee's employment with, or termination from, the Company, shall be settled by binding arbitration, in San Antonio, Texas, in accordance with the Company's standard arbitration policy and procedures.
10.Code Section 409A.  This Agreement is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and will be administered, construed, and interpreted in accordance with such intent. If any provision of this Agreement needs to be revised to satisfy the requirements of Code Section 409A, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of the Code and any such modification will attempt to maintain the same economic results as were intended under this Agreement. Each payment under this Agreement is intended to be treated as one of a series of separate payment for purposes of Code Section 409A and Treas. Reg. §1.409A-2(b)(2)(iii) (or any similar or successor provisions).

(a)    For purposes of this Agreement, the Employee's employment with the Company shall be deemed to be terminated when the Employee has a "Separation from Service" within the meaning of Code Section 409A, and references to termination of employment shall be deemed to refer to a Separation from Service. For purposes of this Section 10, and in accordance with Treas. Reg. §1.409A-1(h)(1)(ii) (or any similar or successor provisions), the Employee's Separation from Service shall be deemed to occur, without limitation, if the Company and the Employee reasonably anticipate that the level of bona fide services the Employee will perform after a certain date (the Employee's "Separation Date"), whether as an employee or as an independent contractor, will permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.
(b)    Notwithstanding anything in this Agreement to the contrary, to the extent that payments under this Agreement are subject to Code Section 409A, are on account of a Separation from Service, and the Employee the Employee is considered a "specified employee" (as defined in Code Section 409A and Treas. Reg. §1.409A-1(c)(i) or any similar or successor provision) who otherwise would be entitled to a payment during the six-month period beginning on the Employee's Separation Date that is not otherwise excluded under Code Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exception, the payment will not be made to the Employee until the earlier of the six-month anniversary of the Employee's Separation Date or the Employee's death and will be accumulated and paid on the first day of the seventh month following the Separation Date.
(c)    The Company does not guarantee that any payments made in connection with the Agreement will satisfy all applicable provisions of Code Section 409A.
11.Miscellaneous Provisions.
(a)Waiver, Amendment or Substitution. No provision of this Agreement shall be amended, modified, waived, substituted, or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(b)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas. Subject to the requirements in Section 9 above, the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Texas, Bexar County, including the Federal Courts located therein (should Federal jurisdiction exist).
(c)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(d)Survival. The provisions of the Company's Non-Disclosure and Non-Compete Agreement, Sections 6, 7, 9, and 11 of this Agreement, and any other provisions of this Agreement that are intended to apply, operate or have effect after the expiration or termination of the term of this Agreement, or at a time when the term of this Agreement may have expired or terminated, shall survive the expiration or termination of the term of this Agreement for any reason.

(e)Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes and other authorized deductions.
(f)Deemed Resignation. Upon the Employee's termination of employment for any reason, the Employee shall be deemed to have resigned as of the date of the Employee's termination of employment from all offices, directorships and fiduciary positions with the Company and the Company's employee benefit plans unless the Employee is affirmatively re-appointed or re-elected to such position as of the date of the Employee's termination of employment.
(g)No Representations. Each Party acknowledges that it is not relying and has not relied on any promise, representation or statement made by or on behalf of the other Party that is not set forth in this Agreement.
(h)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(i)Prior Agreements Replaced and Superseded. Employee acknowledges and expressly agrees that this Agreement shall replace and supersede all prior arrangements, offer letters, agreements or memoranda, other similar agreements, plans, arrangements, or understandings, whether written or oral, regarding or referring to employment, severance, or any benefits or payment the Employee may receive upon termination of employment for any reason, other than any equity plans of Chiron Guernsey Holdings L.P. Inc. or its subsidiaries, any qualified or non-qualified retirement benefit plans that provide for specific benefits, and any agreements listed in Exhibit B.
IN WITNESS WHEROF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EMPLOYEE	KINETIC CONCEPTS, INC.

/s/ David Ball	By:	/s/ David A. Lillback
Name		David A. Lillback
Senior Vice President, Human Resources
Address:

EXHIBIT A TO KEY EMPLOYEE RETENTION AGREEMENT
SEPARATION AND RELEASE AGREEMENT
Address: ________________________________________________________________
Dear __________________:
This Separation and Release Agreement (this "Release Agreement") confirms the terms of the separation of your employment from Kinetic Concepts, Inc. and any of its affiliates and subsidiaries (the "Company").
Termination of Employment
1.You and the Company have reached a mutual agreement that your employment with the Company will terminate effective as of ________ (the "Separation Date"). As of the Separation Date, you will no longer be an employee or officer of the Company, and you hereby resign from any and all employment and managerial positions, boards and officer, director or trustee positions, if any, with the Company as of the Separation Date. You also hereby agree to execute any other documents reasonably necessary to effectuate such resignations. Provided that the Company requests you to perform services from the date of this Release Agreement through the Separation Date, you shall, in the Company 's sole discretion, (a) assist with the transitioning of your duties to a successor and (b) be available at reasonable times to respond to any questions that the Company may have regarding its business. In the sole direction of the Company, you will perform these services on Company premises or by telephone.
2.Regardless of whether you sign this Release Agreement, you will be paid your Accrued Obligations, as defined in the Key Employee Retention Agreement. As of the Separation Date, you will cease to participate in all Company benefit plans (except as provided by COBRA).
Separation Payment and Benefits
3.Subject to your compliance with the terms and conditions of this Release Agreement, and provided that you do not revoke your consent to this Release Agreement as permitted by paragraph 14 of this Release Agreement, the Company shall, in accordance with the terms of Section 4 of the Key Employee Retention Agreement effective as of _________ (the "Key Employee Retention Agreement"): (a) pay, or cause to be paid, to you a separation payment of $_________ (______Dollars), less all amounts required to be withheld by law, including, but not limited to, any applicable federal, state or local taxes within five (5) business days of the Effective Date (as defined in paragraph 14 of this Release Agreement); and (b) if you timely elect COBRA health insurance continuation coverage, reimburse you for COBRA premiums for up to _______ (___) months following the date of termination.
Releases
4.You, for yourself and successors, assigns, executors and administrators, now and forever hereby release and discharge the Company, together with its respective past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (collectively, the "Releasees") from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, "Claims") which you or your executors, administrators, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (a) arising from the beginning of time up to the date you sign this Release Agreement including, but not limited to, any Claims (i) relating in any way to your employment relationship with the Company or any of the Releasees or (ii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Family Medical Leave Act of 1993, the Texas Commission on Human Rights Act, the Texas Workers' Compensation Act and/or any other applicable local or state law, each as amended; (b) relating to the termination of your employment relationship with the Company or any of the Releasees; (c) relating to wrongful employment termination; or (d) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and you, including, (A) the Offer Letter dated __________ (the "Offer Letter"); and (B) the Key Employee Retention Agreement. Notwithstanding the foregoing, nothing contained in this paragraph 4 shall in any way release or discharge any Claims you may have (1) for payments or benefits forth in this Release Agreement, (2) for indemnification under the charter, by-laws, certificate of formation, operating agreement or other governing documents of the Company, insurance policies of or pertaining to the Company, or applicable law, (3) your rights to any vested pension or retirement benefits (including, without limitation, 401(k), or (4) that cannot be waived under applicable law.
5.You acknowledge and agree that, except as otherwise expressly provided in this Release Agreement: (a) the Company has fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company, and that no further payments or benefits are owed to you by the Company or any of the Releasees, including, but not limited to, any payments or benefits under the Offer Letter or the Key Employee Retention Agreement; and (b) you have knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys' fees.

6.
You agree to indemnify the Company and hold it harmless for any claims brought by any taxing authority against any of the Releasees seeking payment of taxes, penalties and/or interest related to the assessment, determination and/or reporting of taxes under federal, state and/or local law, including, without limitation, payment of attorneys' fees for counsel selected by the Company for its defense of such matters and costs.

Equity Awards
7.You understand and acknowledge that any outstanding equity awards will be governed by the terms of the award agreements respecting such awards, and that this Release Agreement does not alter or amend the terms thereof. The Company agrees that for purposes of such awards your separation of employment shall be treated as one other than for cause.
Covenants/Confidentiality
8.You acknowledge and agree that during your employment with the Company you have developed and had access to confidential trade secret information. Accordingly, notwithstanding any provision of this Release Agreement to the contrary, you hereby reaffirm, and agree to comply with the Non-Disclosure and Non-Compete Agreement, a form of which is attached hereto as Annex A (the

"Covenants Agreement"). You further agree that the Covenants Agreement shall remain in full force and effect as if restated herein.
9.You agree not to take any action or to make any statement, written or oral, that disparages or criticizes the business or management of the Company or any of its respective directors, officers, agents, or employees. Except as required or permitted by paragraphs 11 or 12 below, you further agree not to take any action that is intended to, or that does in fact, damage the business or reputation of the Company or its affiliates, or the personal or business reputations of any of their respective directors, officers, agents, or employees, or that interferes with, impairs or disrupts the normal operations of the Company or its affiliates.
10.You agree that you will not disclose this Release Agreement or its terms to any person, except (a) to your immediate family, provided that prior to such disclosure, you inform your immediate family that they are also bound by confidentiality and you shall be responsible for any such disclosure by your immediate family; (b) as may be required for obtaining legal or tax advice, or future employment provided that prior to such disclosure you will inform your legal or tax advisor or potential employer that they are bound by confidentiality and you shall be responsible for any such disclosure by your legal or tax advisor or potential employer; (c) for the filing of income tax returns; (d) as may be required by law, provided that you shall promptly notify the Company prior to making any disclosure required by law so that the Company may seek a protective order or other appropriate remedy; or (e) in any proceeding to enforce this Release Agreement.
11.You agree that you will, for up to one year following your termination of employment with the Company, at the Company's request, cooperate fully, at such times that do not unreasonably interfere with your personal or business activities, with the Company in any regulatory or legal matter that involves the Company, or its then-current or former officers, directors, employees or agents, about which you may have knowledge or information. Your cooperation may include, but not be limited to, the following: (a) appearing for an interview; (b) answering all questions fully and truthfully; (c) appearing for depositions and/or at trial related to any claim, action or litigation in which the Company becomes a party; and (d) meeting with representatives of the Company to assist in preparation for such depositions and/or trials.
12.Nothing in this Release Agreement shall prevent you from providing truthful and accurate information to any government agency, internal regulating body or as otherwise may be required by law.
Return of Company Property
13.On or before the date you execute this Release Agreement, you will return all property in your possession, custody or control which belongs to the Company, including without limitation, keys, credit cards, computers, phone cards and other physical property of the Company, and any of the Company's documents, reports, files, memorandum, records, software and other media, whether kept in paper or electronic format, and neither you nor anyone acting on your behalf shall maintain copies, duplicates, reproductions or excerpts of any such property.
Voluntary Waiver
14.You understand and agree that the Company is under no obligation to provide the payments and benefits provided in this Release Agreement absent your consent to the terms of this Release Agreement, and that you are under no obligation to consent to this Release Agreement. You acknowledge and agree that (a) the Company has advised you of your right to consult with an attorney prior to executing this Release Agreement, (b) you have carefully read and fully understand all of the provisions of this Release Agreement, and (c) you are entering into this Release Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration. You shall have twenty-one (21) calendar days from the date of this Release Agreement to consider this Release Agreement, although you may sign it sooner; provided, however, that if the termination of your employment is part of an exit incentive or employment termination program, you shall have forty-five (45) days from the date of this Release Agreement to consider this Release Agreement and the Older Workers Benefit Protection Act chart that is attached as Annex C to this Release Agreement. Once you have signed this Release Agreement, you shall have seven (7) additional calendar days from the date of execution to revoke your consent to this Release Agreement. Any such revocation shall be made in writing so as to be received by the Senior Vice President, Human Resources, prior to the eighth (8th) calendar day following your execution of this Release Agreement. If no such revocation occurs, this Release Agreement shall become effective on the eighth (8th) calendar day following your execution of this Release Agreement (the "Effective Date"). In the event that you revoke your consent or you do not sign this Release Agreement within the applicable review period, this Release Agreement shall be null and void, and the Company shall not be obligated to provide you with any of the payments or benefits set forth in this Release Agreement.
Governing Law; Dispute Resolution
15.This Release Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without reference to its choice of law rules.
16.No waiver by either party of any breach by the other party of any condition or provision of this Release Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Release Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party's legal representative to draft any of its provisions.
17.Any claim or controversy arising out of or relating to this Release Agreement, your employment with or separation from the Company, or arising out of any other transaction or occurrence with the Releasees, shall be submitted to final and binding arbitration in Bexar County, Texas according to the procedures set out in the Company's Arbitration Policy, a copy of which is attached hereto as Annex B. With an adequate opportunity to consult with legal counsel, you have knowingly and voluntarily waived any right to trial by jury of any dispute with any of the Releasees, notwithstanding contrary provisions of any federal, state or local law, regulation or ordinance. Notwithstanding the foregoing provisions, if you breach any of your restrictive covenants, the Company shall have the right to seek immediate injunctive relief in the form of a temporary restraining order or preliminary injunction, enjoining you from such further breach of those provisions of this Release Agreement, pending a final ruling by the arbitrator.
No Admission of Wrongdoing
18.Nothing contained in this Release Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability by you or by the Company or any of the other Releasees.
Enforceability
19.In the event that any one or more of the provisions of this Release Agreement, including the Exhibits A, B and C (if applicable) hereto, are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law. Moreover, if any one or more of the provisions contained in this Release Agreement, including the Exhibits A, B and C (if applicable) hereto, shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.
Successors and Assigns
20.This Release Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of assets of the Company. This Release Agreement is personal to you and may not be assigned by you. In the event of your death prior to the Company's having made or paid to you any or all of the payments and benefits referenced in this Release Agreement, the Company shall instead make or pay to your estate, as and when otherwise due hereunder, all such then remaining payments and benefits.
Entire Agreement
21.The terms described in this Release Agreement, including in Exhibits A, B and C (if applicable) hereto, set forth the entire agreement and understanding of the parties and supersede all prior agreements, arrangements and understandings, written or oral, between the parties, including, but not limited to, the Offer Letter and the Key Employee Retention Agreement, provided, however, that as specifically provided in paragraph 8 above, the Covenants Agreement remains in full force and effect. You acknowledge and agree that you are not relying on any representations or promises by the Company, other than those set forth herein, with regard to the subject matter, basis or effect of this Release Agreement or otherwise. This Release Agreement may not be altered or modified other than in a writing signed by you and an authorized representative of the Company.
*        *        *
Please indicate your agreement to the foregoing terms by signing and dating the Release Agreement in the space provided below. If you decide to revoke your consent to the Release Agreement, it must be in writing and be received by me at the above address before the close of business on the seventh day after execution of this Release Agreement.

Very truly yours,
Kinetic Concepts, Inc.
By:
Name
Title

Agreed to and Accepted By:

Name

Date: